Exhibit 10.30

MANUFACTURING AGREEMENT

This Manufacturing Agreement (the “Agreement”) is entered into as of August 31, 2007, by and between RF Monolithics, Inc., a corporation duly organized under the laws of the State of Delaware, having its principal place of business at 4347 Sigma Road, Dallas, TX, 75244, U.S.A. (hereinafter referred to as “Company”) and Tai-Saw Technology Co., Ltd. a corporation duly organized and existing under the laws of the Taiwan with its principal place of business at No. 3, Industrial 2nd Rd., Ping-Chen Industrial District, Taoyuan, 324, Taiwan, R.O.C. (hereinafter referred to as “Contractor”). This Agreement covers the period of time between August 31, 2007 and, November 1, 2009.

RECITALS

WHEREAS, Company desires to enter into an agreement with Contractor for certain manufacturing and production services for Products (defined below), whereby Contractor will Manufacture (as defined below) for Company certain Products at the Factory (as defined below) in accordance with the Specifications and instructions of Company; and

WHEREAS, Contractor is willing to Manufacture the Products for Company and provide such services under the terms and conditions set forth below.

NOW THEREFORE, in consideration of the premises and mutual promises, covenants and agreements hereinafter set forth, the parties hereto agree as follows:

1. General Definitions. The terms set forth below in this Section 1 shall have the meanings ascribed to them below, or is ascribed in the paragraph referenced:

Affiliate: with respect to any Person, shall mean any Person that directly or indirectly controls, is controlled by or is under common control with such Person.

Annual Review Process: shall mean the process conducted by Company and Contractor to review commitments for the coming year concerning Product pricing, production levels, quality and service levels. This process normally occurs during Company’s first fiscal quarter (the three months ended November 30), to review the previous year’s performance.

Approved Vendor: see paragraph 2.4

Approved Vendor List: see paragraph 2.4

Assembly Outs: the number of units of a specified Product, which pass from the last operation of the assembly process, as set forth in the Control Plan or any similar Schedules that are amended to this Agreement. If the parties agree to add any additional

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inspection or testing operations to the assembly flow at any time, whether addressed in this Agreement or not, any defective units of the specified Product found at these additional steps will also be deducted in the determination of Assembly Outs.

Assembly Yield (AY): the ratio, expressed as a percentage, of the number of Assembly Outs to the number of Units of a specified Product started in the assembly flow (typically at Die mount or Wafer Sawing).

AY = AO/AS

Where:

“AY”	is the Assembly Yield;

“AS”	is the number of products started in the assembly flow;

“AO”	is the number of Assembly Outs;

Best Efforts: a party’s efforts in accordance with reasonable commercial practice and/or consistent with its past practice.

Consignment: property, including but not limited to equipment, Die and Materials, that is owned by the Company that is used by the Contractor to fulfill the purposes of this Agreement.

Control Plan: A representation of Contractor’s process flow, process parameters and controls, and action responses to out of control situations associated with each Generic Product Family or for SAW Die produced by Contractor to support Product Manufacture for Company. Company shall approve Contractor’s Control Plans and such Control Plans shall be consistently maintained by Contractor as long as Contractor Manufactures Product and Die for Company.

Defective Unit: Products returned from Company’s customers that do not meet specification due to assembly processing problems. Reference paragraph 2.8

Die: the individual unpackaged SAW devices, inductors, or custom integrated circuit devices, either in diced or wafer form.

Electrical Test: a verification of the electrical functions of Products.

Engineering Change Procedure: Company’s documented and controlled procedure for making revisions to drawings, process procedures, test specifications and other official documents used to Manufacture Product.

FCA: Free Carrier as defined in Incoterms 2000 as published by the International Chamber of Commerce.

Factory: the Contractor’s manufacturing facility for Products located at either Taoyuan, Taiwan, or Wuxi, China.

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Final Electrical Test: the last Electrical Test defined in the test flow to determine the electrical performance of a specific unit of Product to Specifications as specified in Contractor’s Control Plans approved by Company.

Fine Leak and Gross Leak Test: a test to determine the hermeticity of a specific unit of Product to Specifications as specified in Contractor’s Control Plans approved by Company.

Finished Goods: any Product that is 100% complete, inspected, tested, and either stored in Contractor’s warehouse facilities, or packed in a shipping container awaiting shipment.

Finishing Materials: shipping tubes, tape-and-reel, labels, tickets and shipping cartons used to ship Finished Goods per Company Specifications

Generic Product Family: all Products assembled by the same process and test sequence as governed by Contractor’s Control Plan for the Generic Product Family, (typically referred to as “Product Family” in this Agreement).

Improvements: shall mean any invention, information, development, technology or modification, of any nature or form, and any part or combination of parts, or method of using or manufacturing such part or combination of parts, developed during the term of this Agreement by either Company or Contractor, which would improve a Product, including, without limitation, any development that use of which affects the Product in any of the following ways:

•	Reduces Product costs;

•	Improves Product performance;

•	Improves handling, yields or productivity in the manufacturing process;

•	Broadens Product applicability;

•	Increases Product marketability, or

•	Improves Product appearance.

Manufacture: the complete process of assembly and test of the Products into Finished Goods, using one or more Piece Parts such as Die or Packages, as required under this Agreement.

Manufacturing Data: all data prepared in connection with the performance of services under this Agreement, including, but not limited to, any reports, drawings, sketches, formulas, designs, analyses, graphs, notes, memoranda and notebooks.

Manufacture Defect: any defect that is attributable to the Manufacture of a Product by Contractor under this Agreement.

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Materials: all raw materials, Finishing Materials and Die/wafers required by Contractor to Manufacture the Products.

New Products: new items or variations of current Products that the Company and the Contractor have agreed in writing to be covered by this Agreement.

Opens: units of Product that have undergone electrical performance testing and have been found to have no response and infinite AC and/or DC resistance.

Order: purchase order issued by the Company.

Other Support Services: see Section 4.

Overall Yield (OY): the ratio, expressed as a percentage, of the number of Test Outs to the number of units of a specific Product started in the assembly flow (typically at die mount or wafer sawing).

OY = TO/AS

Where:

“OY”	is the overall process yield;

“TO”	is the number of units that successfully pass all performance tests and inspections as defined in the test flow (example, Schedule C attached), and

“AS”	is the number of units started into the assembly flow

Package: with reference to Manufacture of Product, a container for a designated and specified set of Piece Parts that upon completion of Manufacture can become a Unit of Product.

Person: any individual, firm, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, government or agency or subdivision thereof or any other entity.

Piece Parts: the individual components that are used to make up a Product such as headers, packages, lids, substrates and Die. Piece Parts are Materials.

Product: the Products manufactured pursuant to this Agreement and according to process and test flows provided from time-to-time by Company. From time-to-time the description of Products may be amended by change requests and New Products agreed to by Company and Contractor in accordance with paragraphs 2.2 and 2.3 of this Agreement.

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Production Start Up: the time of initial shipments, in accordance with a published production plan furnished to the Contractor by the Company, of a Generic Product Family, after qualification testing for a specific Product or a Product Family has been successful.

Provided Equipment: any equipment, including but not limited to, manufacturing and Electrical Test equipment, including test fixtures, supplies, Materials, and documentation which Company provides to Contractor for use in providing services under this Agreement and for which Company retains title of ownership.

Purchased Materials: Materials purchased and used by Contractor to fabricate Die or Manufacture Product for Company. . Examples of Purchased Materials are wafers, packages, and package lids.

Quality Standards: the body of information contained in Company quality documents and procedures such as the Company’s “Workmanship and Quality Standards” that describe Product’s fitness for sale.

Quarterly Operations Reviews: the process conducted by Company and Contractor to review yields, cycle times, delivery performance, quality metrics and cost reduction roadmaps. This process normally occurs within 3 weeks of the end of the Company’s fiscal quarter (Nov. 30, Feb. 28, May 31, Aug. 31).

SAW: surface acoustic wave device.

Shipping Date: the date on which the finished Product is delivered to the freight forwarder designated or approved by Company.

Shorts: units of Product that have undergone electrical performance testing and that have been shown to have an AC or DC resistance, either by direct or indirect measurement means, lower than the maximum allowed by Specifications.

Specifications: drawings, criteria, and documented specifications including but not limited to Process Flow Chart, Test Flow Chart, test specification, bill of materials, mount-bond diagram, process procedures, Product marking, Product packaging and shipping specifications and materials specification. Additional Specifications will be issued by Company in similar form as additional Products are added to this Agreement.

Substrate: with reference to Manufacture of Product, a single, thin, flat, cofired ceramic piece that contains a multiplicity of replicated circuit patterns arranged in rows and columns on its two planar surfaces.

Technical Information: any information which relates to the design, structure, functions, operation, manufacture, use, lease, sale or other disposition of Product or of Provided Equipment, and which is owned, developed, discovered or otherwise acquired

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by Company at any time prior to the expiration or termination of the term of this agreement, and which is disclosed or transferred by Company to Contractor, or which Contractor has access to or obtains, or which becomes known to Contractor, under or pursuant to this agreement.

Technical Data: any tangible medium embodying Technical Information, which is owned, developed, discovered or otherwise acquired by Company at any time prior to the expiration or termination of the term of this Agreement, including but not limited to plans, Specifications, material lists, machine drawings, software and instructions, whether in human or machine readable form.

Test Final Visual Inspection: a quality control visual inspection that is part of the test flow as depicted in the Control Plan for the Generic Product Family.

Test Outs: the number of Units of a specific Product that successfully pass all electrical and other performance tests, including Test Final Visual Inspection, that are defined in the Control Plan for the Product Family. If any additional inspection or testing operations are added to the test flow at any time, whether addressed in this Agreement or not, any defective units of a specific Product found at these additional operations will also be counted in the determination of Test Outs.

Test Yield (TY): the ratio, expressed in percentage, of the number of units of a specific Products meeting Specifications after Electrical Test and all further inspections and performance tests as depicted in the Control Plan. TY = (AO – S – O –TR – FI)/AO

Where:

“TY”	is the Test Yield;

“AO”	is the number of Assembly Outs;

“S”	is the number of units found to be shorted during electrical test;

“O”	is the number of units found to be open during electrical test;

“TR”	is the number of units found to be non-conforming to electrical performance specifications during electrical testing that are defective for reasons other than being shorted or open (no response), and

“FI”	is the number of units failing Test Final Visual Inspection.

Tooling and Fixturing: holding, locating or interfacing aids that are necessary to facilitate the assembly, testing, inspection, packing and shipping of Product. Typical Tooling and Fixturing includes, but is not limited to test fixtures, sealing fixtures, wire bonding fixtures and Die mounting fixtures.

Unit: in reference to Product successfully completing Manufacture, a single individual Product that is indistinguishable from any other individual Product by virtue of it having passed all inspections and performance tests. In reference to Product just starting into Manufacture, a Unit is an individual segment of a Substrate, or a single Package, which can become an individual Product upon completion of Manufacture.

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Value Added: the price for Materials that Contractor provides and Manufacture that Contractor performs for the Product supplied by Contractor.

Workweek: the seven (7) calendar days beginning on Monday and ending on Sunday.

2.	Services.

2.1 Manufacturing Services

2.1.1 General. Contractor covenants and agrees to Manufacture the Products that Company requests it to Manufacture at the Factory utilizing Materials and Provided Equipment the Company consigns to Contractor and/or material purchased by Contractor, and tools, machinery, equipment, fixtures and computer systems of Contractor. Contractor agrees that the Manufacture of Products hereunder shall be carried out in a good and workmanlike manner in compliance with the Specifications and instructions of Company provided to Contractor in writing from time to time as specified herein. Contractor agrees to provide manufacturing and production services to meet Company’s Manufacture requirements in accordance with Section 6 of this Agreement. Changes to forecast shall not affect Product pricing, unless mutually agreed in writing by parties hereto. Contractor shall have available to Manufacture the Products all facilities, employees, owned equipment, spare parts for owned equipment and Provided Equipment, computer systems and any other items required to Manufacture the Products. Company shall provide to Contractor all Specifications, manuals and other relevant documentation, and any special equipment, fixtures, jigs, etc., (Provided Equipment) necessary to Manufacture the Products.

2.1.2 Use of Contractor Processes: Contractor may use its standard processes, so long as they conform to the Company’s Specifications and quality requirements and are approved in writing by the Company prior to their introduction into the manufacturing process.

2.1.3 Materials: Contractor shall assemble and test Product using Materials procured from suppliers on the Company’s Approved Vendor List or provided on a Consignment basis from Company, and using manufacturing processes approved by Company. During the initial period of Product prototyping, qualification and production, Company may consign certain critical Materials to Contractor.

2.1.4 Tooling and Fixturing: Company may provide sufficient quantities of Company developed Tooling and Fixturing necessary to Manufacture a limited quantity of Product and provide insight to Contractor regarding the use of Tooling

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and Fixturing in the Manufacture of Product. The exact quantity of each tool and fixture necessary for Manufacture of such limited quantity of Product will be determined through discussion between Company and Contractor. Contractor has the responsibility to fabricate at Contractor’s sole expense, additional Tooling and Fixturing needed to support increasing volumes of Product required by Company in accordance with published production schedules. Contractor also has the responsibility to maintain, at Contractor’s sole expense, any and all Tooling and Fixturing used, whether consigned by Company or procured or fabricated by Contractor.

2.2 Changes and Revisions

Any change to Manufacturing processes, Specifications, Tooling and Fixturing, or outsourcing services directly affecting Products shall be approved in writing by Company prior to implementation by Contractor.

2.2.1 Company Requested Changes: Company shall have the right at any time to make changes in drawings, designs, Specifications, Materials, packaging, quantities of Product under Order (except as restricted by the Table in Section 7), time and place of delivery and method of transportation. Company will request changes by submitting an Engineering Change Notice using the Company’s Change Procedure, a revised production schedule, revised shipping information or similar document. Submission must be in writing and can be transmitted using electronic means such as Facsimile or electronic mail. Contractor has five (5) working days to review and reject Company requested changes. If Contractor does not provide timely notice of rejection of any changes, it shall be deemed to have accepted all changes not so rejected, subject to reasonable price adjustments attributable solely to such change. There will be no change in manufacturing and production service until accepted, in writing, or by failure to provide timely notice of rejection, by the Contractor. If any such changes cause an increase or decrease in the cost or the time required for performance of the order, Contractor shall notify Company in writing (stating the amount of the increase or decrease), within five (5) working days, after receipt of such notice. If such notice concerning an adjustment to cost or time required for performance is timely given, an equitable adjustment shall be made. Contractor agrees to proceed with the performance of this Agreement and in accordance with the accepted production schedule with regard to Product not affected by the request for change.

2.2.2 Specification Change Procedure: Changes to Specifications by Company will be made according to Company’s Engineering Change Procedure (RFM Procedure 000-0101-001) (the “Change Procedure”). Contractor will be notified of the revision to Specifications by transmission of a revised Specification document by Facsimile or electronic mail. The Contractor must provide acknowledgement of receipt of the revised Specification document by Facsimile or electronic mail within 3 working days after receipt. Simultaneously, Contractor must inform Company if Contractor cannot implement the revision as required. If Contractor

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does not provide timely notice of its inability to implement the required revisions, it shall be deemed to have agreed to such revisions, subject to reasonable price adjustments attributable solely to such change.

2.2.3 Contractor Requested Specification Changes: If Contractor proposes to change the Specifications with respect to any Product, it shall provide the Company written notice thereof and shall implement such changes only upon written consent from the Company. In no event shall the Contractor ship other than strictly in accordance with the Specifications or amendments thereto, which the Company has approved in writing. Company will not unduly withhold approval of requested changes, but Contractor recognizes that approval for Contractor requested changes to Specifications may require significant investigation and possibly interactions with Customers, all of which may take considerable time to accomplish. Company will endeavor to keep Contractor informed regarding the status of requested changes.

2.3 New Products

Company may from time to time request Contractor to Manufacture, and perform prototype and pilot testing for any future versions of a Product developed after the date of this Agreement by Company (each a “New Product”). Such request shall be accompanied by all Specifications and other relevant documentation necessary to manufacture the New Product. Upon receipt of such information, Contractor shall provide to Company the price to perform prototype and pilot assembly and test for such New Product and the estimated time schedule required to implement the Manufacture of the New Product. Contractor shall not be obligated to Manufacture or perform any services hereunder with respect to such price and time schedule for implementation until Contractor and Company agree to such price and time schedule and this Agreement is amended to reflect such agreement.

2.4 Approved Vendor List

With respect to each component part comprising Materials, Company shall maintain and provide to Contractor a list of suppliers approved by Company to supply such part (the “Approved Vendor List”). Company may remove any supplier from or add any supplier to the Approved Vendor List with respect to any component part comprising Materials by giving notice thereof to Contractor. A supplier or vendor not on the Approved Vendor List shall not provide material or services for the Manufacture of the Product without the Company’s written authorization. Contractor may request removal or addition of a supplier to Approved Vendor List.

Copies of Company pricing agreements shall be supplied to Contractor for Purchased Materials unless prohibited by agreement with the vendor or applicable law. Company will request Approved Vendors to offer Contractor the same pricing and payment terms as provided to Company for Purchased Materials

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2.5 Yields

Both parties understand and agree that production yields are a primary driver for Manufacturing cost effectiveness. Contractor or Company (for a limited transition time) shall provide Die, which are consistent with Specifications established by Company, in sufficient quantity to meet Manufacturing requirements.

Incoming test and inspection by Contractor will be in place to ensure the Die, packages and assembly Materials conform to Specifications as they are introduced to the Contractor’s assembly Factory.

2.5.1 Yield: All fabrication, assembly and test yield for all Product and Die shall be the responsibility of Contractor.

2.5.2 Failure Analysis Due to Yield Loss: Should Company encounter unacceptable yield loss at Final Lot Acceptance Testing, Company may request that Contractor institute containment actions to reduce the unacceptable yield loss at Final Lot Acceptance Testing and perform a test, a series of tests, or take other appropriate actions to determine the root cause of the unacceptable yield loss, and to institute corrective actions to prevent further occurrences of unacceptable yield loss at Final Lot Acceptance Testing. All such containment actions, tests performed and corrective actions will be paid for by Contractor. However if it is determined that the unacceptable yield loss at Final Lot acceptance Testing is directly attributable to the actions of the Company, Contractor may request reimbursement from Company.

2.6 Annual Review Process

Company and Contractor shall meet annually to review performance under this Agreement (Annual Review Process). Such review shall include, but not be limited to, review of Contractor’s performance to Company’s Specifications and quality and service standards, review of Product pricing, and actual and potential cost reductions which would impact prices charged to Company for Manufacture of Product.

2.7 Quarterly Operations Review Process

Company and Contractor shall conduct Quarterly Operations Reviews. Such meetings shall include, but not be limited to, review of Contractor’s Product, cycle times, delivery performance, quality metrics and cost reduction roadmaps. The meeting may be scheduled to combine with other reviews, such as the annual review, or may be held via conference telephone call or video conference. Production yield improvement and cost reduction goals will be established and progress toward these goals will be reviewed quarterly.

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2.8 Return Services

2.8.1 Contact With Third Parties: Company will be the recognized source for the Product and will be the sole contact for third parties with Product problems related to Company’s customers. Company will issue all warranties to third parties for the Product, but will be entitled to exercise its rights under paragraph 2.8.2 against Contractor as to any defects specified therein.

2.8.2 Authorization for Returns: Product returns from third parties will be authorized by Company in accordance with Company’s written procedures. Company will perform the initial failure analysis on the units. Those units indicating a defect due to assembly processing (Defective Unit) will be transmitted to Contractor for confirmation of failure analysis at Contractor’s expense and corrective action by the Contractor. Contractor’s sole responsibility and liability as a result of any such defect shall be to provide compensation to Company for the amount charged to Company for each Defective Unit. If the defect is not confirmed by Contractor to be caused by Manufacturing or Materials, Company must reimburse Contractor for reasonable failure analysis and shipping costs related to the Defective Unit.

3.	Training

Company shall provide training, if necessary, regarding Products to ensure that processes, procedures and equipment used to build New Products are understood by Contractor, and that New Products Manufactured by Contractor can pass Company’s qualification testing or other evaluation prior to Production Start Up. The decision as to the necessity of the training will be made jointly by Company and Contractor, and if both parties agree that training is needed, both parties will agree in writing on compensation amounts and payment terms for the training prior to initiation of the training.

3.1 Location of Training: Training may be done at either Company’s facility, Contractor’s facility, or at a mutually agreed to location.

3.2 Technical Assistance: Contractor may, either orally or in writing, request technical assistance from Company at any time. Such assistance can be in the form of telephone, e-mail, facsimile correspondence or in-person interaction at Company’s facilities in Dallas. If Contractor requests technical assistance outside Company’s facility, Company agrees to make available to Contractor the consulting services of engineering, quality and manufacturing specialists (hereinafter called “Engineers”) that it has to assist Contractor in the Manufacture of Company’s Products. Company also agrees to dispatch Engineers outside Company’s facility to provide requested assistance to Contractor in a timely fashion. Should Contractor request technical assistance from Company outside Company’s facility, both parties will agree in writing on compensation amounts and payment terms for the technical assistance prior to initiation of the technical assistance.

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4.	Other Support Services.

From time-to-time during the term of this Agreement, Company may request Contractor to perform Other Support. In connection with the performance of any Other Support Services, Company shall specify the services that Company desires Contractor to perform. Contractor shall notify the Company within five (5) working days of their intent to provide the requested service. If Contractor intends to provide the requested service, Contractor shall furnish Company the estimated time schedule to implement or complete the services and the estimated cost to the Company. All prices and scheduled delivery quantities and times will be detailed in a Purchase Order issued by the Company to the Contractor.

5.	Data.

Contractor will periodically supply the Company with reasonably requested data including, but not limited to inventories and production status. The frequency and format of the reporting will be agreed upon by the Company and Contractor. Contractor will input required inventory data into Company’s manufacturing software system.

6.	Orders.

Company shall provide Contractor with an Order for Manufacture of Product. Subject to such limitations as are imposed by paragraph 7.1 regarding Factory capacity, Contractor agrees to acknowledge Company’s Order within three (3) business days from receipt by e-mail or other electronic means, or notify Company that it needs a longer period of time to accept Company’s Order. The Order shall come into force and effect from the date of Contractor’s acknowledgement of Company’s Order. Contractor, as well as Company, shall be bound by all terms and conditions set forth in the Order consistent with the terms and conditions herein agreed upon. The Order will specify the Product, its quantities and Shipping Dates. In the event of any disagreement between the Order and the Agreement, the terms of the Agreement shall prevail.

6.1 Production and Shipping Dates: The Order shall stipulate a lead time reasonably acceptable to Contractor. Contractor agrees to allocate sufficient Manufacturing capacity for the Manufacture of Products to meet Company’s production and Shipping Dates. If applicable, Company agrees to supply Materials a minimum of one day prior to the associated starts at the Contractor.

7.	Forecast.

7.1 Forecasts: Company shall endeavor to provide monthly a three (3) month rolling forecast and Quarterly a twelve (12) month forecast of Products to be manufactured by Contractor under this Agreement. Contractor shall acknowledge in writing acceptance of Company’s three (3) month forecast or provide notice to Company of limited Factory capacity within five (5) working days after receipt of the three (3) month forecast.

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7.2 Changes to Forecast: The following Table shows the purpose of the various Orders and forecasts, as well as the allowable variations of the forecasts and the responsibilities of the Parties in providing these documents. Further, it indicates the magnitude of the allowable changes that Company can make to the Forecasts.

Schedules	Purpose of Schedule	Variations
Purchase Order	Authorizes Shipment (Contractor), Receiving (Company), Invoicing (Contractor) and Payment (Company)	Only by changes, in writing, from Company

Three Months Forecast	Provided for Material and labor planning.	Volume for first month is firm, but line items may change. Second month may change from previous forecast no more than ± 25%. Third month may change from previous forecast no more than ± 50%.

Twelve Month Forecast	Provided for space, equipment and labor planning.	For planning purposes only.

7.3 Risk Sharing: Recognizing that lead times for acquiring materials to Manufacture forecasted Product may from time-to-time extend beyond the planning horizon of the forecast that Company provides, and that customer demand may fluctuate in such a fashion as to cause excess material inventory being held by Contractor for more than six (6) months, and recognizing that Taiwanese accounting regulations and/or practices require that inventory that is idle for more than six (6) months be written off, Company will, at its own option, elect to reimburse Contractor for fifty percent (50%) of the value of such excess inventory, or to place Orders to Contractor to build finished goods to consume such excess material.

7.3.1 Determination of Excess Inventory: Excess inventory shall be determined by comparing the amount of Materials that should have been consumed by Company Orders to build product in the six-month period following the submission of a three (3) month rolling forecast for Product(s), to the amount of Material remaining at the end of this six-month period. The amount of Material that should have been consumed by Company

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Order(s) within this six-month period shall be calculated by adding normal Contractor yield losses and normal Contractor line shrinkage to the Company forecast. Company shall not be obligated to share risk in the case where Contractor purchased amounts of Material to obtain price breaks, preferential treatment, etc., that were over and above the amount of Material that would have been required to Manufacture Product to comply with the Company forecast, plus normal Contractor yield losses and line shrinkage.

7.3.2 Company Reimbursement For Excess Inventory: In the case where Company elects to reimburse Contractor for the value of the excess inventory, Contractor will perform a physical inventory of the excess material, sequester the excess material in such a manner as to preserve its quality and integrity, prepare an accounting of the excess material indicating its type, quantity and value, and submit that accounting to Company in writing through normally acceptable methods of physical or electronic transmission. Company has 5 business days to review and accept Contractor’s excess inventory accounting document. Company will then reimburse Contractor for fifty percent (50%) of the value of the excess inventory within 30 days after acceptance of Contractor’s accounting document.

For the next six months, Contractor will verify that no demand (either Contractor’s for Company’s) exists for the sequestered excess inventory, and will so notify Company monthly in writing by suitable physical or electronic means of transmission. Contractor has the option of using the excess inventory to fulfill its own Product demand, and will use its best efforts to consume the excess inventory. If no demand occurs during this six-month period, Contractor will take steps to dispose of the excess inventory, and fifty percent (50%) of the proceeds from this disposition will be reimbursed to Company.

If either Contractor or Company demand for the excess inventory does occur during this six-month period, then Contractor will notify Company in writing of its desire to consume all or a portion of the excess inventory to fulfill that demand, and will reimburse Company for the funds it provided to Contractor for risk sharing, based on fifty percent (50%) of the amount of excess material consumed and the unit price paid for the material.

7.3.3 Company Election to Manufacture Product from Excess Inventory: In the case where Company elects to have Contractor Manufacture finished goods from the excess inventory, Company will issue Order(s) to Contractor specifying the exact Products, quantities and requested completion dates for Products to be made using the excess inventory. The provisions of paragraph 7.1 of this Agreement will then apply.

8.	NOT USED

9.	Deliveries

9.1 Notification of Late Delivery: Contractor will Manufacture the Products as required by this Agreement and each Order. In the event that Contractor cannot deliver the Products by the Shipping Date, Contractor will notify Company, a minimum of one Workweek prior to the Shipping Date.

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9.2 Delivery Point: Once Manufacture of the Products has been completed, Contractor shall be responsible for delivering the Finished Goods FCA, (as defined in Incoterms (2000) published by the International Chamber of Commerce) and to a freight forwarder specified by Company in its Order, or otherwise approved by Company. “Delivery Point” as used in this Agreement shall mean the specific time and location that the Product is delivered to the shipper specified on the Order.

9.3 Time of Essence: Contractor acknowledges and agrees that time is of the essence and delivery performance is crucial in Company’s evaluation of Contractor’s performance. No partial shipments are allowed unless expressly authorized in advance and in writing by the Company, on a case-by-case basis. Late deliveries will be a subject of the Quarterly Review Process and may be subject to compensation discussions.

9.4 Risk of Loss: Company will insure Company consigned Materials against any risk of loss during transit to and from Contractor and while located in Contractor’s facility. Company will insure against risk of loss of any Provided Equipment that is not shown in one or more of the Schedules attached to this Agreement during transit to and from and while located in Contractor’s facility.

9.5 Delivery of Materials: Company will properly pack all Materials provided by Company to facilitate safe transport to Contractor.

10.	Price and Payment

10.1 Price and Payment of Manufacturing Services: During the term of this Agreement, Company shall pay for the services provided by Contractor under Section 2 hereof for the Manufacture of Products in accordance with the Orders issued by Company to Contractor. Pricing and invoicing for all Products and Services shall be denominated in United States currency, and shall be F.O.B. Taiwan.

10.2 Invoice Amount Determination: Invoice pricing will be determined by the unit price of Products as specified on the Purchase Order multiplied by the actual quantity of Product delivered to satisfy such Purchase Order.

10.3 Invoices and Payment

10.3.1 Invoices: With each shipment, Contractor will send Company an invoice for all services provided by Contractor under Section 2 hereof for Products Manufactured by Contractor and delivered to the Delivery Point. Company shall pay Contractor the amount invoiced within thirty (30) days following the issuance of such invoice.

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10.3.2 Payment for Other Support Services: Payment for Training shall be invoiced in accordance with Section 3 of this Agreement. Payment for Other Support Services described in Section 4 of this Agreement or technical support, described in Section 3.3 of this Agreement will be according to paragraph 10.1 herein. Payment for Other Support Services associated with New Products will be invoiced separately according to negotiated parameters as described in paragraph 2.3 and reflected in the Orders issued by the Company for New Products.

10.4 General Payment Terms: All payments due hereunder shall be paid in United States of America dollars by wire transfer, and all bank fees for such wire transfers shall be paid by the Company.

11.	Inspection and Access by Company

11.1 Inspection: Contractor hereby agrees to allow Company’s personnel access at any time to the Factory, or other facilities at which the Products are being Manufactured, during regular business hours in order for Company’s personnel to ascertain compliance on the part of Contractor with the terms and conditions of this Agreement and Specifications provided by Company in connection with the process of Manufacture. Contractor shall provide competent personnel in the Factory to perform inventories of Materials, WIP Inventory and Finished Goods located at the Factory, and to otherwise support inspections by Company.

11.2 Acceptance: All shipments of Finished Goods are subject to Company’s workmanship inspection, Electrical Test procedures and quality audit upon receipt of Finished Goods in accordance with Company’s Quality Standards. Acceptance of Products in no event constitutes a waiver of any of Company’s rights or remedies arising from or related to warranty requirements (including those set forth in paragraph 14.5), nonconforming Products, or any other breach of this Agreement.

12.	Rejection

12.1 Manner of Rejection: Company may reject any Product manufactured by the Contractor if such Product fails to meet the Specifications or contains a Manufacture Defect when inspected by the Company. The Company shall notify the Contractor within five (5) days of receipt of the Product if the Product is rejected. The Company may, at its option, (i) return the Product to the Contractor for rework, (ii) rework the Product, and charge any labor cost, not to exceed Contractor’s Value Added, to the Contractor, or (iii) scrap the Product if it cannot be reworked. If the Product is scrapped, the Contractor will reimburse the Company for the amount charged to Company for the Product so scrapped.

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12.2 Restrictions on Disposal of Rejected Products: Contractor may not, under any circumstances or for any reason, sell or offer for sale any Products rejected hereby, without the express written consent of Company.

13.	Representations, Warranties and Covenants of Company

The Company represents and warrants to Contractor, and covenants as follows:

13.1 Corporate Status and Good Standing: Company is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation with full corporate power and authority under its articles of incorporation and bylaws to own and lease its properties and to conduct its business as the same exists. Company is duly qualified to do business as a foreign corporation in all states or jurisdictions in which the nature of its business requires such qualification, except where the failure to be so qualified would not have an adverse effect on such party.

13.2 Authorization: Company has full corporate power and authority under its articles of incorporation and bylaws, and its managers and members have taken all necessary action to authorize it to execute and deliver this Agreement and the exhibits and schedules hereto, to consummate the transactions contemplated herein and to take all actions required to be taken by it pursuant to the provisions hereof, and each of this Agreement and the exhibits hereto constitutes the valid and binding obligations of Company, enforceable in accordance with its terms, except as enforceability may be limited by general equitable principles, bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally.

13.3 Non-Contravention: Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated herein or therein, does or will violate, conflict with, result in breach of or require notice or consent under any law, the articles of incorporation or bylaws of Company or any provision of any agreement or instrument to which Company is a party.

13.4 Validity: There are no pending or threatened judicial or administrative actions, proceedings or investigations which question the validity of this Agreement or any action taken or contemplated by Company or in connection with this Agreement.

14.	Representations and Warranties of Contractor

Contractor represents and warrants to Company the following:

14.1 Corporate Status and Good Standing: Contractor is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, with full corporate power and authority under its certificate

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or articles of organization and regulations to own and lease its properties and to conduct its business as the same exists. Contractor is duly qualified to do business as a foreign corporation in all states or jurisdictions in which the nature of its business requires such qualification, except where the failure to be so qualified would not have an adverse effect on such party.

14.2 Authorization: Contractor has full corporate power and authority under its certificate or articles of organization and regulations, and its board of directors and stockholders have taken all necessary action to authorize it to execute and deliver this Agreement and the exhibits and schedules hereto, to consummate the transactions contemplated herein and to take all actions required to be taken by it pursuant to the provisions hereof or thereof, and each of this Agreement and exhibits hereto constitutes the valid and binding obligation of Contractor, enforceable in accordance with its terms, except as enforceability may be limited by general equitable principles, bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally.

14.3 Non-Contravention: Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated herein or therein, does or will violate, conflict with or result in breach of, or require notice or consent under any law, the certificate or article or regulations of Contractor or any provision of any agreement or instrument to which Contractor is a party.

14.4 Validity: There are no pending or threatened judicial or administrative actions, proceedings or investigations which question the validity of this Agreement or any action taken or contemplated by Contractor in connection with this Agreement.

14.5 Warranty: Contractor warrants that (i) for a period of twelve (12) months after the date of delivery to the Delivery Point, the Products will not contain any Manufacture Defect, and (ii) Contractor has complied in all material respects with all applicable local, foreign, domestic and other laws, rules, regulations and requirements. THE FOREGOING WARRANTIES ARE EXCLUSIVE AND IN LIEU OF ALL OTHER EXPRESS AND IMPLIED WARRANTIES WHATSOEVER, INCLUDING BUT NOT LIMITED TO IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR PARTICULAR PURPOSE. In the event of any breach by Contractor of the warranties contained herein, Contractor’s liability shall be limited to an amount equal to the amount charged to Company for the units delivered pursuant to this Agreement.

Notwithstanding the foregoing, the parties recognize that Materials may be supplied by Company for use in the Manufacture of products. Contractor makes no warranty to Company as to the quality or functionality of the Materials supplied by Company.

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15.	Labor

During the term of this Agreement, Contractor agrees that it shall be solely responsible for the payment of all wages, fringe benefits, social security, unemployment and similar expenses and taxes in respect of Contractor’s employees and applicable to the Manufacture of the Products and the performance of any procurement services and support services contemplated under this Agreement. As required by any applicable law, Contractor warrants and agrees that it has produced and shall maintain in effect full statutory coverage for workers’ compensation, employers’ liability and disability insurance for all of its employees. Contractor further agrees and warrants that it has and shall comply with all applicable Taiwan national and local labor laws and other applicable wage and hour and other labor laws, including without limitation, all child labor, minimum wage, overtime and safety related laws.

16.	Ownership of Materials, Provided Equipment and Supplies

16.1 Ownership: Contractor understands and acknowledges that it shall under no circumstances be considered to have any ownership or proprietary interest in Provided Equipment during the term of the Agreement or until after Contractor obtains a bill of sale from Company for Provided Equipment. Contractor agrees to segregate Provided Equipment on its company books, and label each piece of Provided Equipment to conspicuously indicate Company’s ownership. Contractor agrees that it will not mortgage, pledge, assign or borrow against such Provided Equipment during the term of this agreement or until after Contractor obtains a bill of sale from Company for Provided Equipment.

16.2 Storage/Use: Contractor shall: (a) take delivery, store and use at the Factory the Provided Equipment using the same degree of care as Contractor exercises in respect of its own similar property; and (b) inform Company of the exact location of the Provided Equipment, if it is located outside the Contractor’s principal manufacturing or storage facilities, as well as the location of all Finished Goods and WIP Inventory stored outside of Contractor’s principal manufacturing and storage facilities. Contractor agrees to comply with Company’s reasonable instructions as to the performance of any preventive maintenance on any Provided Equipment. Said preventative maintenance shall be at Contractor’s sole expense. All repairs will be the responsibility of Contractor.

17.	Indemnification

17.1 Contractor’s Indemnification: Contractor shall indemnify Company and its Affiliates (including their officers, directors, employees and agents) against, and hold harmless from and against, any and all claims, actions, causes of action, arbitrations, proceedings, losses, damages, liabilities, judgments and expenses (including without limitation, reasonable attorneys’ fees) (“Indemnified Amounts”) incurred by Company or any of its Affiliates as a result of (i) any material error, inaccuracy, breach or misrepresentation in any of the representations and warranties made by Contractor in this Agreement; (ii) any claim or allegation that Contractor or any of its contractors,

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representatives and agents, have not fully discharged all obligations under labor laws as set forth in Section 15; (iii) any dispute with a subcontractor, employee, independent contractor, manufacturer, agent or supplier; (iv) the operation by Contractor of the Factory during the term of this Agreement;; and (v) any Manufacture Defect. Company shall be entitled to recover its reasonable and necessary attorneys’ fees and litigation expenses incurred in connection with successful enforcement of its rights under this paragraph 17.1. Any liability under this paragraph 17.1 of the Contractor shall be limited in the aggregate to a maximum amount equal to (i) with respect to claims based on a Manufacture Defect, the price paid by Company to Contractor for the Finished Goods (Value Added) subject to such claim and (ii) with respect to claims based on the performance of any services hereunder (as covered in Section 4), the price paid by Company for such services.

17.2 Company’s Indemnification: Company shall indemnify Contractor and its Affiliates (including their officers, directors, employees and agents) against, and hold harmless from and against, any and all Indemnified Amounts incurred by Contractor or any of its Affiliates as a result of; (i) any material error, inaccuracy, breach or misrepresentation in any of the representations and warranties made by Company in this Agreement; (ii) any dispute with a subcontractor, employee, independent contractor, agent or supplier (including Approved Vendors) related in any way to this Agreement; and (iii) any of the Products and its design (other than a Manufacture Defect). Contractor shall be entitled to recover its reasonable and necessary attorneys’ fees and litigation expenses incurred in connection with successful enforcement of its rights under this Section 17.2.

17.3 Limitation On Claims: In no event shall either party be liable to the other on any claims arising under or related to this Agreement for consequential, exemplary or punitive damages.

18.	Termination

18.1 Early Termination: Subject to paragraph 18.3, this Agreement may be terminated as follows:

18.1.1 Material Breach: Either party may terminate this Agreement by giving notice in writing to the other party in the event the other party is in material breach of this Agreement and shall have failed to cure such breach within ninety (90) days after receipt of written notice thereof from the first party.

18.1.2 Bankruptcy: Either party may terminate this Agreement at any time by giving notice in writing to the other party, which shall be effective upon dispatch, should the other party file a petition at any time as to its bankruptcy, be declared bankrupt, become insolvent, make an assignment for the benefit of creditors, go into liquidation or receivership or otherwise lose control of its business. In the case of any such proceeding that is involuntary, the right to terminate shall arise only if the other party fails to have such proceeding terminated within sixty (60) days after it is filed.

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18.1.3 Termination Without Cause – Company: Company may terminate this Agreement without cause upon 360 days prior written notice to Contractor.

18.1.4 Termination without Cause – Contractor: Contractor may terminate this Agreement without cause upon 360 days prior written notice to Company.

18.1.5 Change In Control: Company may terminate, if the Contractor at any time has a change in control. For purposes of this paragraph 18.1.5, a “change in control” shall be deemed to have occurred at such time ownership of not less than 50% of the equity securities of Contractor undergo a change in ownership during the term of this Agreement, excluding from such calculation transfers that do not change the Person in ultimate control of Contractor.

18.2 Rights and Obligations on Termination

In the event of termination of this Agreement pursuant to any part of paragraph 18.1 above, the parties shall have the following rights and obligations:

18.2.1 No Release of Obligation: Termination of this Agreement shall not release either party from the obligation to make payment of all amounts then due and payable.

18.2.2 Materials Disposition: In the event of termination under paragraph 18.1.3, Company will purchase from Contractor all scheduled Finished Goods and Materials inventory affected by termination. Contractor agrees, in the event of termination under paragraph 18.1.3 to, (i) immediately terminate all open purchase orders for Materials, (ii) pursue the return for refund or credit of Materials already received but not in Manufacture, and (iii) follow all reasonable instructions to minimize the cost of such termination to Company.

18.2.3 Return of Company Assets: In the event of termination under paragraph 18.1, Contractor shall return all of Company’s Materials, documents, Provided Equipment and supplies via ship method requested by Company. The shipping cost will be at the expense of the Company.

18.2.4 Warranties: Contractor’s obligation under paragraph 14.5 will still be enforced notwithstanding termination of this Agreement.

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19.	Remedies

In the event either party breaches in any material respect any representations, warranties or covenants hereunder or fails to comply in any material respect with any term or requirement of this Agreement, in addition to any other remedies the non-breaching party shall be entitled to (a) terminate this Agreement in accordance with paragraph 18.1.1; (b) recover any and all actual costs, expenses and damages, (including reasonable attorneys’ fees); and/or (c) offset any amounts due to the non-breaching party by any actual costs and expenses incurred by the non-breaching party as a result of such breach or failure to comply. Remedies herein shall not be exclusive but shall be cumulative of any other remedy herein or under any other statute or law. Upon such termination, none of the parties nor any other Person shall have any liability or further obligation arising out of this Agreement except for any liability resulting from its breach of this Agreement prior to termination, except that the provisions of Sections 20, 21, 22, and paragraphs 23.1 and 23.15 shall continue to apply.

20.	Confidentiality

20.1 Non-Disclosure: Neither Contractor nor its Affiliates will, directly or indirectly, disclose or provide to any other Person any non-public information of a confidential nature concerning the business or operations of Company or its Affiliates, including without limitation, any trade secrets or other proprietary information of Company or its Affiliates, known or which becomes known to Contractor or its Affiliates as a result of the transactions contemplated hereby or Contractor’s operation of the Factory, except as is required in governmental filings or judicial, administrative or arbitration proceedings. In the event that Contractor or any of its Affiliate becomes legally required to disclose any such information in any governmental filings or judicial, administrative or arbitration proceedings, Contractor shall, and shall cause any Affiliate to, provide Company with prompt notice of such requirements so that Company may seek a protective order or other appropriate remedy. In the event that such protective order or other remedy is not obtained, Contractor shall, and shall cause any Affiliate to, furnish only that portion of the information that Contractor or its Affiliate, as the case may be, is advised by its counsel as legally required, and such disclosure shall not result in any liability hereunder unless such disclosure was caused by or resulted from a previous disclosure by Contractor or any of its Affiliates that was not permitted by this Agreement.

21.	Intellectual Property/Data Rights

21.1 Contractor Owned Intellectual Property: All intellectual property owned by Contractor before October 1, 2001 shall remain the sole property of Contractor, and any intellectual property developed solely by the Contractor during the term of this agreement shall be the sole property of Contractor.

21.2 Company Owned Intellectual Property: All intellectual property owned by Company before October 1, 2001 shall remain the sole property of Company, and any intellectual property developed solely by the Company during the term of this agreement shall be the sole property of Company.

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21.3 Reverse Engineering: Contractor shall not alter, enhance or otherwise modify the Technical Information or Technical Data, except as agreed by the parties in writing. Contractor shall not disassemble, decompile or reverse engineer any of the Technical Data or prepare derivative works of any of the Technical Data except for use on a Product. Contractor shall not sell, distribute, cause or allow to pass from control of Contractor to a third party, or offer any Product or Technical Information or Technical Data of a Product, pursuant to this Agreement, without written prior approval from the Company.

21.4 Jointly Developed Intellectual Property: All intellectual property that is jointly developed by Contractor and Company during the term of this Agreement shall be jointly owned (the “Joint Intellectual Property”). Contractor and Company agree to take such actions and sign such agreements as may be necessary to protect or perfect the other’s individual intellectual property or its joint interest in Joint Intellectual Property and to allow the other party to exploit the Joint Intellectual Property in a manner not inconsistent with this Agreement.

21.5 Contractor Patent Support: Contractor agrees to execute all papers and provide requested assistance, at Company’s request and expense, during and subsequent to its work for Company, to enable Company or its nominees to obtain patents, copyrights, and legal protection for Joint Intellectual Property in any country.

21.6 Company Patent Support: Company agrees to execute all papers and provide requested assistance, at Contractor’s request and expense, during and subsequent to its work at Contractor, to enable Contractor or its nominees to obtain patents, copyrights, and legal protection for Joint Intellectual Property in any country.

21.7 Use of Manufacturing Data: Contractor agrees that RFM shall be entitled to receive copies of and use all Manufacturing Data. RFM affirms that Manufacturing Data that constitutes Contractor’s solely owned intellectual property shall remain Contractor’s property, subject only to RFM’s right of use provided in the preceding sentence.

21.8 Return of Documents, Data and Records Upon Termination: Upon termination of this Agreement, whether by expiration, cancellation, or otherwise, Contractor agrees to promptly deliver to a proper Company representative all data, documents, and other records which relate to the business activities of Company, and all other Materials and badges which are the property of Company.

21.9 License: Contractor hereby grants and agrees to grant to Company a worldwide, non-exclusive right and license to use financial data related to services under this agreement, Manufacturing Data, sales data, tracking data, reports, and other information transferred to or otherwise provided to or for Company for its business purposes. Company agrees that all right, title and interest in such data shall remain the property of Contractor.

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22.	Intellectual Property Infringement and Indemnification

Company shall hold Contractor harmless against any expense or loss resulting from a claim of infringement of patents, trademarks, copyrights or other intellectual property rights arising from compliance with Company’s designs, Specifications or instructions and Contractor shall hold Company harmless against any expense or loss resulting from infringement of patents, trademarks, copyrights or other intellectual property rights arising from Contractor’s actions not necessitated by Company’s designs, Specifications or instructions.

23.	General Provisions.

23.1 Expenses: Each party shall pay its own expenses, including the fees and disbursements of its counsel in connection with the negotiation, preparation and execution of this Agreement and the consummation of the transactions contemplated herein, except as otherwise provided herein.

23.2 Entire Agreement: This Agreement, including all Schedules and Exhibits hereto, constitutes the entire agreement of the parties and supersedes all previous proposals, oral or written, and all negotiations, conversation or discussions heretofore and between the parties with respect to the subject matter hereof, and may not be modified, amended or terminated except by a written instrument specifically referring to this Agreement signed by all the parties hereto.

23.3 Waivers and Consents: All waivers and consents given hereunder shall be in writing. No waiver by any party hereto of any breach or anticipated breach of any provision hereof by any other party shall be deemed a waiver of any other contemporaneous, preceding or succeeding breach or anticipated breach, whether or not similar.

23.4 Notices: All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

If to Contractor, to:	Yu-Tung Huang
Tai-Saw Technology Co., Ltd.
No. 3, Industrial 2nd Rd.
Ping-Chen Industrial District
Taoyuan, 324, Taiwan, R.O.C.
Facsimile: (866) 3-469-7532
E-Mail: tstcom1@ms24.hinet.net

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If to Company, to:	Jon S. Prokop
R F Monolithics
4441 Sigma Road
Dallas, TX 75244
USA
Facsimile: (972) 404-9476
E-Mail: jprokop@rfm.com

Any party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other party notice in the manner herein set forth.

23.5 Successors and Assigns: This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, legal representatives and assigns. No third party shall have any rights hereunder. No assignment shall release the assigning party.

23.6 Choice of Law: This Agreement is performable, in part, in Dallas County, Texas and, in part, in Taiwan, and shall be governed by and construed in accordance with laws of the State of Texas, U.S.A., without giving effect to any choice or conflict of law provision or rule (whether of the State of Texas or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Texas. The United Nations Convention On Contracts For The International Sale Of Goods shall not apply to this Agreement.

23.7 Section Headings: The Section headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

23.8 Severability: If any term or provision of this Agreement or the application thereof to any Person or circumstance shall be deemed invalid, illegal or unenforceable to any extent or for any reason, such provision shall be severed from this Agreement and the remainder of this Agreement and the application thereof shall not be affected and shall be enforceable to the fullest extent permitted by law. A provision which is valid, legal and enforceable shall be substituted for the severed provision.

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23.9 Construction: The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this agreement. Any release to a paragraph, section or schedule shall mean a paragraph, section or schedule hereof, unless the context otherwise requires. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

23.10 Force Majeure: Neither party shall be liable for loss or damage or deemed to be in breach of this Agreement if its failure to perform its obligations results from (i) compliance with any law, ruling, order, regulation, requirement, or instruction of any federal, state, foreign, or municipal government or any department or agency thereof; (ii) acts of God; or (iii) fires, strikes, embargoes, war, or riot. The party experiencing such cause or delay shall immediately notify the other party of the circumstances which may prevent or significantly delay its performance hereunder and shall use its Best Efforts to alleviate the effects of such cause or delay. Any delay resulting from any of these causes shall extend performance accordingly or excuse performance, in whole or in part, as may be reasonable.

23.11 Counterparts: This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

23.12 Agency: Contractor is an independent contractor. Nothing in this Agreement shall be construed to constitute either party the agent of the other party and neither party shall represent to any third party that it has any right or authority to act as the agent for or otherwise to represent the other party.

23.13 Bankruptcy: If during the term of this Agreement a petition in bankruptcy is filed by or against Contractor, or if Contractor, as a debtor, seeks or takes the benefit of any insolvency or debtor’s relief proceeding, or if Contractor shall file or attempt to file an assignment for the benefit of creditors, or if Contractor shall apply to its creditors to compound its debts, then in any such event, Company shall have the right to decline to take further deliveries hereunder or Company may, without prejudice to any other lawful remedy, terminate this Agreement, and in either case, Contractor shall upon demand deliver to Company all Provided Equipment, Material, , Finished Goods, tooling, fixturing and other property of Company in Contractor’s custody. If during the term of this Agreement a petition in bankruptcy is filed by or against Company, or if Company, as a debtor, seeks or takes the benefit of any insolvency or debtor’s relief proceeding, or if Company shall file an assignment for the benefit of creditors, or if Company applies to its creditors to compound its debts, then in any such event, Contractor may without prejudice to any other lawful remedy, terminate this Agreement.

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23.14 Assignment of Obligations: Neither party may assign this Agreement without the prior written consent of the other party; provided that Company may assign this Agreement to any Person acquiring all or substantially all of Company’s assets.

23.15 Export & Import Laws/Regulations: The parties shall comply with all applicable Taiwan and International Export and Import laws and regulations in the execution of this Agreement. Contractor shall execute such other agreements and documents as Company requests, from time to time, in order to ensure compliance with said laws.

23.16 Dispute Resolution

23.16.1 Negotiation: In the event of any dispute or disagreement between parties as to the interpretation of any provision of this Agreement (or the performance of obligations hereunder), the matter, upon written request of either party, shall be referred to representatives of the parties for decision, each party being represented by a senior executive officer who has no direct operational responsibility for the matters contemplated by this Agreement. The representatives shall promptly meet in a good faith effort to resolve the dispute. If the representatives do not agree upon a decision within 30 calendar days after reference of the matter to them, each of the parties shall be free to exercise all other remedies available to it.

23.16.2 Arbitration: Any controversy, dispute or claim arising out of or relating in any way to this Agreement or the other agreements contemplated hereby or the transactions arising hereunder or thereunder that cannot be resolved by negotiation pursuant to paragraph 23.16.1 above shall be settled exclusively by binding arbitration in Hong Kong and in accordance with the current Commercial Arbitration Rules of the International Chamber of Commerce. The parties shall endeavor to select a mutually acceptable arbitrator knowledgeable about issues relating to the subject matter of this contract. In the event the parties are unable to agree upon an arbitrator, each party will select an arbitrator and the arbitrators in turn shall select a third arbitrator. The language of the arbitration will be in English. The fees and expenses of the arbitrator shall be shared equally by the parties and advanced by them from time to time as required; provided that at the conclusion of the arbitration, the arbitrator may award costs and expenses (including the costs of the arbitration previously advanced and the fees and expenses of attorneys, accountants and other experts) plus interest, to the prevailing party to the extent that in the judgment of the arbitrator it is fair to do so. No pre-arbitration discovery shall be permitted, except that the arbitrator shall have the power in his or her sole discretion, on application by any party, to order pre-arbitration examination solely of those witnesses and documents that any other party intends to introduce in its case-in-chief at the arbitration hearing. The arbitrator shall render his or her award within 90 days of the conclusion of the arbitration hearing. Notwithstanding anything to the contrary provided in paragraphs 23.16.1 and 23.16.2 and without

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prejudice to the above procedures, either party may apply to any court of competent jurisdiction for temporary injunctive or other provisional judicial relief if such action is necessary to avoid irreparable damage or to preserve the status quo until such time as the arbitration panel is convened and available to hear such party’s request for temporary relief. The award rendered by the arbitrator shall be final and not subject to judicial review and judgment thereon may be entered in any court of competent jurisdiction. Any monetary award will be made and payable in U.S. dollars free of any tax or other deduction.

23.17 English Controlling: For purposes of convenience, this Agreement may be translated, but it is understood that the English version of this Agreement (and the Schedules and Exhibits) will control for all purposes. In case of a conflict in meaning between the two versions, the parties are responsible for performing in accordance with the English version hereof.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

RF MONOLITHICS, INC.	TAI-SAW TECHNOLOGY CO., LTD.

Jon S. Prokop	Jason Liu
(Printed Name)	(Printed Name)

/s/ Jon S. Prokop	/s/ Jason Liu
(Signature)	(Signature)

VP Operations	Executive Vice General Manager
(Title)	(Title)

September 4, 2007	August 30, 2007
(Date)	(Date)

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